Exhibit 10aj-2

ROGERS CORPORATION

2005 EQUITY COMPENSATION PLAN

Second Amendment

Pursuant to the powers and procedures for amendment of the Rogers Corporation 2005 Equity Compensation Plan (the “2005 Plan”), described in Section 15 of the 2005 Plan, the Board of Directors of Rogers Corporation (the “Company”) hereby amends the 2005 Plan as follows:

1. Effective as of the date hereof, the definition of “Fair Market Value” in Section 1 is amended by deleting the phrase “on the business day immediately preceding that particular given date” and substituting therefore the following:

“on that particular given date”

2. Effective as of the date hereof, the definition of “Retainer Payment Date” in Section 1 is amended by deleting such definition in its entirety and substituting therefore the following:

“ ‘Retainer Payment Date’ means June 15 and December 15 of each calendar year; provided, however, that with respect to any individual who ceases to be a Non-Employee Director, ‘Retainer Payment Date’ shall also mean the last day that such Non-Employee Director serves as a Non-Employee Director, on which date is payable to such individual the proportionate share of the retainer fee due to such individual for his or her services as a Non-Employee Director since the last Retainer Payment Date; provided further, however, that in the event any of the foregoing dates is not a business day, then ‘Retainer Payment Date’ shall in such case mean the business day immediately following that particular given date.”

3. Except as so amended, the 2005 Plan in all other respects is hereby confirmed.

IN WITNESS WHEREOF, the Board of Directors has caused this Second Amendment to the 2005 Plan to be duly executed on this 27th day of October, 2006.

ROGERS CORPORATION

By: /s/  Robert M. Soffer
Robert M. Soffer
Vice President, Treasurer and Secretary